As filed with the Securities and Exchange Commission on January 7, 2025

Registration No. 333-278408

Registration No. 333-270706

Registration No. 333-264302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-278408

Form S-8 Registration Statement No. 333-270706

Form S-8 Registration Statement No. 333-264302

UNDER

THE SECURITIES ACT OF 1933

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2447291
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 West Trimble Road San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

Cepton, Inc. 2022 Equity Incentive Plan

Cepton, Inc. Employee Stock Purchase Plan

Cepton Technologies, Inc. Stock Incentive Plan

(Full title of the plan)

Jun Pei

Cepton, Inc.

399 West Trimble Road

San Jose, California 95131

(Name and address of agent for service)

(408) 459-7579

(Telephone number, including area code, of agent for service)

Copies To:

Kenneth J. Lebrun

Davis Polk & Wardwell LLP

Izumi Garden Tower 33F

1-6-1 Roppongi

Minato-ku

Tokyo 106-6033, Japan
+81-3-5574-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of Cepton, Inc. (the “Company”) on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”):

1.	Registration Statement No. 333-278408, registering 317,229 shares of common stock of the Company, par value $0.00001 per share (the “Shares”), issuable pursuant to the Cepton, Inc. 2022 Equity Incentive Plan (“2022 Plan”) and registering 158,614 Shares, issuable pursuant to the Cepton Inc. Employee Stock Purchase Plan (“ESPP”), filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2024.

2.	Registration Statement No. 333-270706, registering 3,134,954 Shares, issuable pursuant to the 2022 Plan and registering 1,567,477 Shares, issuable pursuant to the ESPP, filed with the SEC on March 21, 2023.

3.	Registration Statement No. 333-264302, registering 15,123,142 Shares, issuable pursuant to the 2022 Plan, registering 3,080,960 Shares, issuable pursuant to the ESPP and registering 15,774,536 Shares, issuable pursuant to the Cepton Technologies, Inc. Stock Incentive Plan, filed with the SEC on April 15, 2022.

On September 21, 2023, the Company completed a one-for-ten reverse stock split (the “Reverse Stock Split”) of its Shares. The number of Shares referenced above refers to the number of Shares originally registered on the respective Registration Statement and does not account for the Reverse Stock Split.

Effective as of January 7, 2025, as contemplated by the Agreement and Plan of Merger, dated as of July 29, 2024, by and among the Company, KOITO MANUFACTURING CO., LTD, (“Parent”) and Project Camaro Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as an indirect controlled subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company's securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Company’s securities that remain unsold or not yet issued at the termination of the offering, the Company hereby removes from registration any and all such securities of the Company registered under the Registration Statements that remain unsold or not yet issued as of the effectiveness of the Merger on January 7, 2025 and to terminate the effectiveness of the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on January 7, 2025.

CEPTON, INC.

By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	President and Chief Executive Officer